EXHIBIT 99.1

CytoSorbents Reschedules Earnings Release to March 31, 2025 to Allow Additional Time to Complete Annual Audit

The Company reaffirms previously provided preliminary financial results for the quarter and full year ended December 31, 2024, and continues to expect regulatory decisions on DrugSorb™-ATR marketing applications in 2025

PRINCETON, N.J., March 21, 2025 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, today announced that it has rescheduled its previously announced fourth quarter and full year 2024 earnings call to allow more time to complete the annual financial audit prior to the earnings release.

The Company now expects to report fourth quarter and full year 2024 financial results and file its Form 10-K after the market close on Monday, March 31, 2025, in compliance with applicable SEC deadlines. Management will host a live conference call, presentation webcast, and a question-and-answer session starting at 4:30PM ET the same day.

The Company continues to reiterate previously provided preliminary expectations, including:

•	Fourth quarter product revenue (excluding grant income) in the range of $9.0 million to $9.2 million, representing 22% to 25% growth versus $7.35 million in the fourth quarter of 2023
•	Full-year product revenue (excluding grant income) in the range of $35.4 million to $35.6 million, representing approximately 14% growth versus $31.1 million for the full-year 2023
•	Fourth quarter product gross margin of approximately 70%, compared to 61% in the prior quarter and 72% in the fourth quarter of 2023

DrugSorb-ATR Marketing Applications

The Company’s marketing applications for DrugSorb-ATR continue to be in substantive and interactive review with the U.S. FDA and Health Canada, and the Company continues to expect regulatory decisions from both agencies in 2025.

Estimated Pro-Forma December 31, 2024 Cash Balance and Q4 2024 Cash Burn

As previously disclosed, the Company has raised a total of $7.85 million of aggregate gross proceeds in the first quarter of 2025 inclusive of $6.25 million from the January 10, 2025, Rights Offering, and $1.6 million from the related February 24, 2025, exercise of Series A Right Warrants. Proceeds net of related fees is approximately $7.3 million. The pro forma balance of cash, cash equivalents, and restricted cash on December 31, 2024, after giving effect to the Rights Offering and the exercise of Series A Right Warrants as if they had occurred on December 31, 2024, would have been approximately $17.0 million, including unrestricted cash of approximately $15.5 million. These amounts reflect $7.3 million in net proceeds raised and net cash used in the fourth quarter of 2024 of approximately $2.5 million.

The estimated financial results, proforma cash balance and estimate of cash utilized in the fourth quarter remain preliminary and unaudited.

Conference Call and Webcast Details:

Date: Monday March 31, 2025

Time: 4:30 PM ET

North American toll-free: 1-800-836-8184

International toll: 1-646-357-8785

Live webcast link: https://app.webinar.net/KGyNpgaYZgQ

It is recommended that participants dial in approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, ECMO, heart-lung machines). CytoSorbents’ technologies are used in a number of broad applications. Two important ones are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding and 2) the removal of inflammatory agents in common critical illnesses such as sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in 76 countries worldwide, with more than 250,000 devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure. CytoSorb is not yet approved or cleared in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two FDA Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. In September 2024, the Company submitted a De Novo medical device application to the U.S. FDA requesting marketing approval to reduce the severity of perioperative bleeding in CABG patients on the antithrombotic drug ticagrelor, which was accepted for substantive review in October 2024. In November 2024, the Company received its Medical Device Single Audit Program (MDSAP) certification and submitted its Medical Device License (MDL) application to Health Canada. DrugSorb-ATR is not yet granted or approved in the United States and Canada, respectively.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend™-BGA, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s website at www.cytosorbents.com or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer

305 College Road East

Princeton, NJ 08540

pmariani@cytosorbents.com

Investor Relations Contact:

Aman Patel, CFA & Adanna G. Alexander, PhD

ICR Healthcare

ir@cytosorbents.com